Exhibit 10.6
AGREEMENT

This agreement is by and between ROBERT L. MESSIER, Jr. (“Employee”) of Bristol, Connecticut and VALLEY BANK, a banking corporation organized and existing under the laws of the State of Connecticut with a principal office located in Bristol (hereunder represented by its Chairman, James Pryor).

W I T N E S S E T H

WHEREAS, the Board of Directors of Valley Bank has approved a supplemental Retirement Program (the "Plan") and Life Insurance Benefit Plan (the "Life Insurance") for Employee; and

WHEREAS, the Plan was modified by approval of the Board of Directors of Valley Bank at its board meeting on October 23, 2006; and

WHEREAS, both Employee and Bank wish to memorialize said agreement as modified as well as the Life Insurance Benefit.

NOW THEREFORE, for adequate and mutual consideration to both parties, the receipt of which is hereby acknowledged, Employee and Bank agree as follows:

1.
Except as provided in paragraph 2 below, the Bank will pay the Employee a Supplemental Retirement Benefit equal to an annual sum of $30,000.00. The Supplemental Retirement Benefit shall be payable in equal monthly installments of $2,500.00 for 180 consecutive months. The first monthly payment shall be made on July 1, 2008. All remaining installment payments shall be paid on the first day of each of the following 179 calendar months.

2.
If the Employee dies prior to receiving the full amount of the Supplemental Retirement Benefit, the Bank shall pay a survivor benefit to Carol Messier. Such survivor benefit shall be the excess of such amount as of the earlier of the Employee's date of death or the date of the last installment payment, less the portion of the Supplemental Benefit already paid, if any. Said survivor benefit shall continue until the earlier of the full payment of benefits as provided above or until the death of said Carol Messier.

3.
The Supplemental Retirement Benefit described herein shall be payable notwithstanding the Employee’s termination of employment or a change in control of the Bank prior to July 1, 2008. This Agreement shall be binding upon the successors and assigns of the Bank.

4.
Valley Bank has purchased a life insurance plan on the life of the Employee in the amount of $400,000. In the event the Employee dies while actively employed, Valley Bank shall provide Carol Messier with $200,000 of the proceeds of said policy and Valley Bank shall retain $200,000. In the event Employee shall retire or terminate his employment voluntarily or otherwise, Valley Bank shall exclusively determine to either maintain the policy and be entitled to all of the proceeds or terminate the policy.

5.	The agreement shall only be modified by mutual assent in writing of the parties.

6.	This agreement shall be construed under the Laws of the State of Connecticut.

7.
This agreement embodies the entire agreement of the parties relating to the Employee’s supplemental retirement benefits. This agreement shall supersede all previous communications, representations or agreements, either oral or written, between the parties with respect to this agreement.

Executed this 21 day of November, 2006 at Bristol, Connecticut.

VALLEY BANK	EMPLOYEE

BY /s/James J. Pryor	/s/ Robert L. Messier, Jr.
Robert L. Messier, Jr.

STATE OF CONNECTICUT)
) SS:
COUNTY OF HARTFORD )

The foregoing instrument was acknowledged before me by _____________________,
____________________ of Valley Bank, who acknowledged this to be his free act and deed and the free act of deed of Valley Bank.

____________________________
Notary Public
Commissioner of the Superior Court

STATE OF CONNECTICUT)
) SS:
COUNTY OF HARTFORD )

The foregoing instrument was acknowledged before me by Robert L. Messier, Jr. who acknowledged this to be his free act and deed.

_______________________________
Notary Public
Commissioner of the Superior Court

This agreement replaces any agreement of previous date referring to Mr. Messier’s supplemental retirement benefit.